Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES ANNOUNCES BOARD OF DIRECTOR APPOINTMENT

OMAHA, NEBRASKA, August 15, 2017 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, announced that Michael L. Gallagher has joined the Company’s Board of Directors effective today. Duane K. Sather, director since 2006, has retired from the Board of Directors.

“On behalf of everyone at Werner Enterprises and the Board of Directors, I would like to thank Duane Sather for his contributions to the success of the Company and his years of valued service as a director,” said Clarence L. Werner, Executive Chairman.

Mr. Gallagher is Chairman Emeritus of the law firm Gallagher & Kennedy in Phoenix, Arizona. He has held this position since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000. Mr. Gallagher is a member of the board of directors of Pinnacle West Capital Corporation, a NYSE listed company; Cancer Treatment Centers of America, Western Regional Medical Center; Arizona Public Service Company; and the Peter Kiewit Foundation. He previously served as a director of AMERCO, the parent company of U-Haul International, Inc., and Action Performance, a NASDAQ company, and was a former advisory board member of AMEC, a multinational company headquartered in Europe. Mr. Gallagher has 40 years of experience as legal counsel to numerous public and private corporations. “His knowledge and experience from participating on the boards of other publicly-traded and private companies as well as his extensive experience addressing corporate governance matters will provide valuable perspective to the Company,” said Mr. Werner.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com.